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  FOR IMMEDIATE RELEASE:  October 12, 1995


  Contact:  Michael J. Newman
            Vice President - Finance
            (303) 772-3631

  ==============================================================================

  Staodyn, Inc. (NASDAQ: SDYN) today was notified by The Nasdaq Stock Market, Inc. that effective October 13, 1995, its common stock and warrants would be transferred from the Nasdaq National Market to the Nasdaq SmallCap Market.

  Nasdaq has taken the position that the issuance of additional shares to Pharmacy Management Services, Inc. (PMSI) in November 1994, breached a NASD By-Law provision relating to shareholder approval of certain transactions. These shares were issued in connection with a price protection clause in the acquisition from PMSI in 1992 of TMD, which is now Staodyn's retail division. This division now accounts for more than three-fourths of the Company's revenues.

  In appearing before the Nasdaq Listing Qualifications Committee, the Company put forth the position that shareholder approval of the TMD transaction was not required under Nasdaq rules because of the special facts and circumstances surrounding the acquisition. The Company has a right of appeal of the NASD decision, and has not decided if it will request a review of the decision. Under the terms of the decision, the Company may apply for re-listing on the National Market at any time after October 13, 1996.

  Staodyn is a leading developer and manufacturer of electromedical treatment devices and accessories. Its core business consists of medical electronic products, primarily TENS (Transcutaneous Electrical Nerve Stimulation) devices used for the relief of chronic and acute pain and NMES (Neuromuscular Electrical Stimulation) devices used in physical therapy and sports medicine for muscle re-education and rehabilitation. The Company has also developed electrical stimulation products for use in the treatment of severe skin wounds, and currently markets these products in Canada and Europe.